Exhibit 99.6

pSivida Announces $10.75 Million Registered Direct Financing

Watertown, MA, January 19, 2011 – pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, including the investigational drug ILUVIEN® for the treatment of Diabetic Macular Edema, announced today that it has entered into a securities purchase agreement with institutional investors to raise gross proceeds of approximately $10.75 million in a registered direct offering through the sale of a total of 2,150,000 shares of the Company’s common stock and warrants to purchase 537,500 shares of its common stock. The net proceeds from the sale, after deducting placement agent fees and other estimated offering expenses, will be approximately $9.9 million.

The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and the equivalent of a warrant to purchase 0.25 shares of common stock. Each purchaser will receive warrants to purchase a number of whole shares of common stock equal to 25% of the number of shares of common stock purchased by such purchaser. Each unit will be sold at a negotiated price of $5.00 per unit. Each warrant will be exercisable for one share of common stock, has an exercise price of $5.00 per share and will be exercisable for five years. These securities are being offered through an effective registration statement.

The offering is expected to close on or about January 24, 2011, subject to the satisfaction of customary closing conditions. The Company intends to use the proceeds from this offering for general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM - News) acted as lead placement agent and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (Amex:LTS) acted as co-placement agent for the offering.

A shelf registration statement relating to the shares of common stock issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained from Rodman & Renshaw, LLC by calling 212-356-0549 or by email at info@rodm.com. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About pSivida Corp.

pSivida is a world leader in the development of tiny drug delivery products that are administered by implantation, injection or insertion and provide sustained release of drugs on a controlled and level basis for months or years. The Company uses these systems to develop treatments for serious, unmet, medical needs. The Company’s most advanced product candidate, Iluvien(R), delivers fluocinolone acetonide (FA) for the treatment of diabetic macular edema.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: ability to obtain additional capital uncertain; future losses; impairment of intangibles; fluctuations in the fair values of certain outstanding warrants; fluctuations in operating results; decline of royalty income from Bausch & Lomb; Alimera’s ability to obtain regulatory approval of Iluvien including analysis of results through month 36 of the FAME Study, safety and efficacy of Iluvien, controls and specifications concerning the manufacturing, packaging and sterilization of Iluvien and cGMP at manufacturers of Iluvien; Alimera’s ability to successfully commercialize Iluvien if approved; risk/benefit profile of Iluvien; timeliness of approval, if any, of Iluvien and any limitations on uses thereof; ability to complete clinical trials and obtain regulatory approval of other product candidates; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future publications; ability to protect intellectual property or infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

CONTACT:

In US

Beverly Jedynak

President

Martin E. Janis & Company, Inc

Tel: +1 (312) 943 1123

bjedynak@janispr.com

In Australia

Brian Leedman

Vice President, Investor Relations

pSivida Corp.

Tel: +61 8 9227 8327

brianl@psivida.com